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                                                                   EXHIBIT 10.16

                                    AGREEMENT


                                                March 19, 2003

                  The parties to this Agreement (this "Agreement") are Robert P. Gioella ("Mr. Gioella") and Education Management Corporation, a Pennsylvania corporation (the "Company"). Mr. Gioella currently serves as President and Chief Operating Officer of the Company pursuant to an Employment Agreement, dated as of September 8, 1999 (as amended, the "Employment Agreement"). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Employment Agreement. Mr. Gioella desires to resign from the Company and all of its direct and indirect subsidiaries in order to pursue other business opportunities. The parties, intending to be legally bound, agree as follows:

                  1. Resignation from Employment. Mr. Gioella hereby resigns as an employee, officer, director and member of any committee of the Company and all of its direct and indirect subsidiaries effective March 31, 2003 (the "Separation Date"). The Company, on its behalf and on behalf of its direct and indirect subsidiaries, accepts Mr. Gioella's resignation, notwithstanding the notice requirements of the Employment Agreement. Notwithstanding such resignation, Mr. Gioella shall serve as a part-time consultant to the Company during the period from the Separation Date through November 30, 2003 (the "Completion Date"), during which period he shall perform such consulting services as the Company may reasonably request from time to time. Mr. Gioella shall receive no compensation for such consulting services other than the payments and benefits set forth in Section 2. If requested by the Company, promptly following the Completion Date, Mr. Gioella shall execute a further release of claims in substantially the form of the release contained in Section 5 of this Agreement and if Mr. Gioella fails or otherwise refuses to execute such a release within a reasonable time after the Company's request to do so, Mr. Gioella will not be entitled to any further payments and benefits provided under this Agreement and the Company shall have no further obligations with respect to such payments and benefits.

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                  2. Benefits Upon Separation from Employment. In connection with the termination of his employment, Mr. Gioella shall be entitled to the following:

                     (a) Mr. Gioella shall be entitled to receive payment of his Accrued Obligations, that amount being payable in a single lump sum cash payment within thirty (30) days of the Separation Date.

                     (b) The Company shall pay to Mr. Gioella a cash amount equal to the sum of (1) one-twelfth (1/12) of his Base Salary at the highest rate in effect at any time during the twelve (12)-month period prior to the Separation Date, and (2) one-twelfth (1/12) of his Average Bonus, that total amount being payable in each of the twelve (12) months following March 2003 (such twelve (12)-month period being hereinafter referred to as the "Payment Period").

                     (c) During the Payment Period, Mr. Gioella shall be entitled to all welfare benefits, including (to the extent applicable) medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Mr. Gioella and/or his family is eligible to receive benefits and/or coverage, with such benefits provided to Mr. Gioella at no less than the same coverage level as in effect as of the Separation Date and Mr. Gioella shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Separation Date; provided, however, that, notwithstanding the foregoing, the welfare benefits described above may be discontinued prior to the end of the Payment Period to the extent, but only to the extent, that Mr. Gioella receives substantially similar benefits from a subsequent employer.

                     (d) Mr. Gioella shall be entitled to key executive outplacement services in accordance with Company policies for senior executives as in effect on the Separation Date (or, at the request of Mr. Gioella, a lump sum payment in lieu thereof, in an amount determined by the Company to be equal to the estimated cost of those services).

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                     (e)       Notwithstanding any provisions of any applicable
                               stock option plan and agreement(s) to the contrary, and, to the extent necessary, any such plan and agreement(s) are hereby amended such that, any stock options held by the Mr. Gioella as of the Separation Date, to the extent those options were not forfeited under the terms of the applicable plan and agreement(s) prior to the Separation Date, that are not yet vested as of the Separation Date pursuant to the vesting schedule applicable to such options, shall continue to vest pursuant to the vesting schedule applicable to such options until the Completion Date and such options, whether vested or unvested, shall terminate upon the first anniversary of the Separation Date; provided, however, that the stock options granted by the Company to the Executive on September 10, 1998 and held by the Executive as of the Separation Date shall terminate ninety (90) days after the Separation Date.

                     (f) Mr. Gioella shall continue to be entitled to the benefits of the indemnification provisions applicable to officers of the Company under the Company's By-laws.

                     (g) The Company shall continue to provide, at the Company's expense, all of the equipment located in and services associated with Mr. Gioella's home office for the duration of the Payment Period, including virtual private network charges and telecommunication charges. At the end of the Payment Period, Mr. Gioella will be the sole and exclusive owner of all equipment provided by Company for his home office.

         If, following the Separation Date Mr. Gioella engages, without the prior written consent of the Company, in any activities that would have violated any of the covenants in Section 8.3 of the Employment Agreement [Non-Competition], had those covenants been applicable, Mr. Gioella shall have no further right or claim to any payments and benefits set forth in this Section


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2, other than any Accrued Obligations and the stock option vesting set forth in subsection (e) above, from and after the date on which Mr. Gioella engages in such activities and the Company shall have no further obligations with respect to such payments and benefits.

         Except as expressly provided above, Mr. Gioella waives any compensation, benefits or rights that may have accrued in his capacity as an employee or otherwise prior to the date of this Agreement and shall not be entitled to receive any salary or benefits or participate in any compensation plans, programs or arrangements of the Company (including the Management Incentive Compensation Plan) after the Separation Date.

                  3. Consulting and Cooperation. During the Payment Period, Mr. Gioella shall, if requested by the Company from time to time, consult and cooperate with the Company and its representatives and otherwise assist the Company with regard to any business matters currently within the scope of his employment with the Company; provided, however, that the Company shall take reasonable measures to ensure that such obligations of Mr. Gioella do not interfere with any employment opportunities or responsibilities of Mr. Gioella during such period. Prior to the issuance of a press release with respect to Mr. Gioella's resignation, the Company will give Mr. Gioella an opportunity to review the press release, but the final content of the press release will be in the sole and absolute discretion of the Company.

                  4. Restrictive Covenants. Following the Separation Date, Mr. Gioella shall continue to be subject to the restrictive covenants set forth in
Section 8 of the Employment Agreement except that he shall be released from any obligations under Section 8.3 [Non-Competition] of the Employment Agreement. Mr. Gioella agrees that he will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about the Company or its officers or directors, or take any action that a reasonable person would expect, directly or indirectly, to impair the goodwill, business reputation or good name of any of them. The Company agrees that it will use reasonable efforts to ensure that its directors and executive officers will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about Mr. Gioella, or take any action that a reasonable person would expect, directly or indirectly, to impair his goodwill, business reputation or good name.


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                  5. Acknowledgment and Release. Mr. Gioella acknowledges that the benefits he is to receive pursuant to this Agreement shall be in full satisfaction of all claims (whether asserted or unasserted), if any, against or with respect to the Company, its subsidiaries and other affiliates, and their respective stockholders, directors, officers, employees and agents, past and present. Except for the obligations of the respective parties under this Agreement (including the restrictive covenant obligations referred to in Section
4), each of Mr. Gioella, on the one hand, and the Company, on the other hand, does, for himself or itself, and his or its heirs, personal representatives, successors and assigns, hereby irrevocably release, promise, quitclaim and discharge the Company, its subsidiaries and other affiliates, their respective stockholders, directors, officers, employees and agents, past and present, and the Company's predecessors, successors and attorneys, in the case of Mr. Gioella, and Mr. Gioella and his heirs and personal representatives, in the case of the Company, of and from any and all manner of actions, causes of action, claims, suits, debts, dues, sums of money, controversies, agreements, promises and demands whatsoever, both at law and in equity, which he or the Company, respectively, now has or ever had or may in the future have, for, upon, or by reason of any matter, cause or thing whatsoever on or before the Separation Date for, on account of or arising out of any transactions or events that have occurred prior to the Separation Date; provided, however, that this release shall not apply to any claim that arises out of or is otherwise related to any fraudulent act committed by Mr. Gioella or any criminal act for which Mr. Gioella is convicted or otherwise pleads no contest or any similar plea that is the equivalent of a guilty plea. This release is for any relief no matter how called, including, but not limited to, wages, back pay, front pay, stock or other equity compensation, debt repayment, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, attorneys' fees and expenses and claims to be reinstated to employment with the Company. Mr. Gioella represents that he has carefully read the foregoing release, that he has had the opportunity to have an attorney explain to him the terms of the foregoing release, that he accepts full responsibility and consequences of his action or nonaction in this regard, that he knows and understands the content of this Agreement, that he executes this Agreement knowingly and voluntarily as his own free act and deed, that the terms of this Agreement are totally satisfactory and thoroughly understood by him, and that this Agreement was freely negotiated and entered into without fraud, duress or coercion.

                  6. Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written

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consent of the other party, except that any right, title or interest of the
Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which Mr. Gioella performed substantial services; provided, however, that no such assignment shall relieve the Company of its obligations hereunder without the express written consent of Mr. Gioella. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

                  7. Modification and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board of Directors of the Company and is agreed to in writing by Mr. Gioella and such officer(s) as may be specifically authorized by the Board of Directors of the Company to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

                  8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provision thereof.

                  9. Arbitration. In the event of any dispute, controversy or claim between the Company and Mr. Gioella arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement (other than with respect to restrictive covenant provisions discussed under Section 4), either the Company or Mr. Gioella may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they do not agree on an arbitrator or arbitrators within 30 days after one party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Pittsburgh, Pennsylvania. The determination reached in such arbitration shall be final and binding on all parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of

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competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

                  10. Consent to Jurisdiction and Service of Process. In the event of any dispute, controversy or claim between the Company and Mr. Gioella arising out of or relating to the interpretation, application or enforcement of the provisions of Section 4 or Section 9, the Company and Mr. Gioella agree and consent to the personal jurisdiction of the Court of Common Pleas for Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 4. The Company and Mr. Gioella also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to Mr. Gioella at his or her last known address as reflected in the Company's records.

                  11. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all Federal, state, local or other taxes as legally shall be required to be withheld.

                  12. Notices. Any and all notices under this Agreement shall be in writing and shall be deemed to have been duly given or made for all purposes if hand delivered, sent by a nationally recognized overnight courier or sent by telephone facsimile transmission (confirmation of receipt requested), as follows:

If to the Company, to it at:

                           210 Sixth Avenue
                           Pittsburgh, PA  15222
                           Attention:  Frederick W. Steinberg
                           FAX:  (412) 471-2954

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If to Mr. Gioella, to him at:

                           157 Bittersweet Circle
                           Venetia, PA  15367

or at such other address or fax number as any party specifies by notice given to the other party in accordance with this Section 6. The date of giving of or making notice shall be deemed to be the date of hand delivery, the date sent by telephone facsimile transmission, or the day after delivery to an overnight courier service.

                  13. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  15. Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

                  16. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to "Section" are to a section hereof; (c) all "Schedules" referred to herein are incorporated herein by reference and made a part hereof; (d) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (e) "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (f) "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (g) references to

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any gender include references to all genders; and (h) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

                  17. Complete Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by all of the parties to this Agreement. The Employment Agreement shall be terminated as of the Separation Date except to the extent expressly provided in this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             EDUCATION MANAGEMENT CORPORATION


                                             By: /s/ Robert B. Knutson
                                                 ---------------------
                                                   Robert B. Knutson
                                                   Chief Executive Officer


                                                 /s/ Robert P. Gioella
                                                 ---------------------
                                                   Robert P. Gioella

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